Exhibit 10.40

August 13, 2002

VIA HAND DELIVERY

Robert G. Ozarski
13894 Lake Poway Road
San Diego
California 92064

Re: Separation Agreement and General Release of All Claims

Bob:

     Pursuant to our discussion, I am handing you a document entitled “Separation Agreement and General Release of All Claims.” You have forty-five (45) days in which to decide whether to sign the document. Should you sign the agreement, you then have an additional seven days to revoke your approval of the documents. The release will not become final until after this seven-day revocation period has lapsed. You are reminded of your continued obligations under the Proprietary Information Agreement. A copy of this agreement is enclosed for your records. Because the proposed Separation Agreement affects your legal rights, we suggest that you consult with an attorney before signing it.

     If you have any questions, please let me know.

Sincerely,
/s/ Martin M. Schwartz
Martin M. Schwartz President and CEO

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

1.     This Separation Agreement and General Release of Claims (“Agreement”) is entered into between Robert G. Ozarski (herein “EMPLOYEE”) and Therma-Wave, Inc. (“THERMA-WAVE” or “the Company”).

     WHEREAS, THERMA-WAVE has notified EMPLOYEE of his release and that his last day of employment will be August 16, 2002; and

     WHEREAS, the parties wish to amicably and finally resolve all issues arising out of their employment relationship, including the termination thereof;

     NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, THERMA-WAVE and EMPLOYEE hereby enter into this Agreement.

2.     THERMA-WAVE Consideration for Agreement. THERMA-WAVE will provide the following:

a.	Severance Pay. THERMA-WAVE will pay EMPLOYEE the gross sum of One Hundred Two Thousand Dollars ($102,000.00) less payroll deductions, as severance pay. The parties acknowledge that this amount is not already owed to EMPLOYEE and constitutes independent consideration for this Agreement.

b.	Benefits Continuation. Through February 28, 2003, Therma-Wave will continue: EMPLOYEE’s existing employee benefits subject to the terms of Therma-Wave’s benefit plans. In order to continue EMPLOYEE’s health coverage, EMPLOYEE will make a timely, written COBRA election to continue health coverage. Thereafter, Therma-Wave will pay EMPLOYEE’s COBRA premiums for the period through February 28, 2003. Ozarski will also be allowed to participate in one of the career transition programs with Right Management Consultants.

3.     General Release Of Claims. EMPLOYEE, individually and on behalf of his/her representatives, successors, and assigns, generally releases THERMA-WAVE, its parent, affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, known or unknown, which EMPLOYEE may now have, or has ever had, against them arising from or in any way connected with the employment relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, any tort, or violation of statute including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, attorneys’ fees, costs, reinstatement, and/or other equitable relief.

4.     Waiver Of Unknown Claims. EMPLOYEE has read Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EMPLOYEE understands that Section 1542 gives him/her the right not to release existing claims of which s/he is not now aware, unless s/he voluntarily chooses to waive this right. EMPLOYEE voluntarily elects to waive the rights described in Section 1542 and to waive all claims that now exist in his/her favor, known or unknown.

5.     Covenant Not To Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Release will EMPLOYEE pursue, or knowingly permit the prosecution, in any court or tribunal any claim which is released by this Agreement.

6.     Confidentiality Agreement. EMPLOYEE agrees that the terms and conditions of this Agreement are strictly confidential and will not be disclosed to any other persons except his/her counsel, immediate family, financial advisors in order to comply with income tax filing requirements, or as required by legal process or applicable law, provided however, that EMPLOYEE will notify THERMA-WAVE if such disclosure is sought, allowing THERMA-WAVE the opportunity to object to such disclosure.

7.     Proprietary Information Agreement. Employee acknowledges that s/he previously signed the Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”) with the Company and understands that s/he has continuing obligations toward THERMA-WAVE.

8.     Return of Company Property. EMPLOYEE agrees to return to THERMA-WAVE all Company property, including but not limited to files and documents, whether in electronic or hardcopy form, in EMPLOYEE’s possession or under his/her control.

9.     Arbitration. Except for claims by either party for injunctive relief arising out the parties’ Proprietary Information Agreement, the parties agree to arbitrate any and all disputes or claims arising out of or related to this Agreement. The arbitrator’s decision shall be final and binding.

10.     Savings Clause. Should any of the provisions of this Agreement be determined to be invalid, such determination will not affect the enforceability of the other provisions.

11.     Complete And Voluntary Agreement. The Proprietary Information Agreement and this Agreement constitute the entire understanding of the parties on the subjects covered. EMPLOYEE expressly warrants that: s/he has read and fully understands this Agreement; THERMA-WAVE has advised EMPLOYEE to consult with an attorney prior to executing this Agreement; s/he is not executing this Release in reliance on any promises, representations or inducements other than those contained herein; and s/he is executing this Release voluntarily, free of any duress or coercion.

12.     Revocation Period. EMPLOYEE understands that he has forty-five (45) days in which to consider whether s/he should sign this Agreement; and that if s/he signs this Agreement, s/he will be given seven (7) days following the date s/he signs this Agreement to revoke it, and that this Agreement will not be effective until after this seven-day period has lapsed.

13.     Effective Date. This Agreement shall become effective on the eighth (8th) day following the date in which it is signed by EMPLOYEE.

/s/ Martin M. Schwartz	Dated: August 13, 2002
Martin M. Schwartz Chairman of the Board, President, Chief Executive Officer and Director

/s/ Robert G. Ozarski	Dated: September 23, 2002
Robert G. Ozarski